Bill O'Neill

St. Petersburg, FL, 33715

(813) 505-7490

bill.oneill2@gmail.com

Results oriented executive with a demonstrated record of accomplishment for building value added businesses that disrupt the status quo. Excels at determining "what's next" through consumer data research and executing a business plan to deliver to the marketplace.

Work History

06/2020 - Present

President & CEO

Wise Up Food, St Petersburg, FL

Wise Up Food is a technology company that connects people to the products they eat and drink by delivering transparent product information that's easy to access and understand. Through blockchain, we provide a transparent supply chain and real sustainability information. enabling consumers to make informed purchase decisions.

02/2018 – 05/2020

Vice President Retail & Value-Added Business

Teys, USA, Chicago, IL

Developed a retail channel business in the U.S. for Teys, Australia's second largest beef packer. Created a line of single portioned grass-fed beef steaks called Truly Simple that are sold in over 1,000 retail stores.

04/2015 – 02/2018

Vice President Retail

Colorado Premium Foods, Greeley, CO

Developed a retail channel business for a company whose primary focus was food service. Created a line of value added seasoned fresh protein products sold by Albertsons, Safeway and Sam's Club generating $20 million annually.

06/2011 – 04/2015

Co-Founder

OM3, Inc., St Petersburg, FL

OM3, Inc helped food & beverage manufacturers create and execute retail business plans. Clients included RMH Foods, H2O Hydration, Guinness, Diageo, NBO3 and Colorado Premium Foods.

11/2010 – 5/2011

CEO

Bion Environmental Technologies, Bethpage, NY

Develop a plan to commercialize a livestock waste treatment technology.

04/2001 – 10/2010

Vice President Business Development

Advance Brands, Edmond, OK

One of four original officers to develop a value added fully cooked protein business marketing to North American retail channel.

Focused on building private label and club channel business. Developed a $225 million business generating $28 million Ebitda.

01/2000 – 04/2001

Vice President Retail

Quik-to-Fix Foods, Dallas, TX

Developed a retail channel value added business for a food service-oriented company.

04/1997 – 09/1999

Director of Retail Sales & Marketing

Koch Industries, Inc, Wichita, KS

Developed a retail channel business for the country's first guaranteed tender beef program.

Created the country's first fully traceable fresh beef program.

10/1995 - 3/1997

Director of Case Ready

Smithfield Packing, Smithfield, VA

Developed a case ready fresh pork program for the retail channel.

Rolled the initial line out to Kroger and Ahold.

03/1990 – 10/1995

Chief Operating Officer

Fairbank Farms, Ashville, New York

Rebuilt a business after a devastating fire that focused on providing value added case ready fresh meat for the U.S. retail channel. Was the first U.S. manufacturer to include nutritional labels with ground beef and provide fresh case ready meat products to over 300 retail stores.

1997-1981

Education

Bachelor of Arts: Economics

Gettysburg College - Gettysburg, PA

Skills

Business planning	Excellent
Business Development	Excellent
Strategic planning	Excellent
Sales Execution	Excellent
Consumer Data Research	Excellent